Exhibit 99.1

News Release

For Immediate Release
November 12, 2010

Federal Home Loan Bank of San Francisco
Announces 2010 Director Election Results

San Francisco-The Bank today announced the results of the 2010 election for one public interest nonmember independent director position, one other nonmember independent director position, and one California member director position on its Board of Directors.

The Bank's members elected incumbent public interest nonmember independent director Scott C. Syphax and incumbent nonmember independent director Kevin Murray to new terms on the Bank's board. Mr. Syphax is president and chief executive officer of Nehemiah Corporation of America, Sacramento, California. Mr. Murray is a managing partner with The Murray Group, Los Angeles, California.

The Bank's California members also elected John F. Robinson as a California member director on the Bank's board. Mr. Robinson is a director of Silicon Valley Bank, Santa Clara, California.

The positions to be held by Mr. Syphax and Mr. Robinson each have a four-year term beginning January 1, 2011, and ending December 31, 2014. The position to be held by Mr. Murray has a one-year term beginning January 1, 2011, and ending December 31, 2011.

On September 22, 2010, the Bank announced that W. Douglas Hile had been declared elected as an Arizona member director. Mr. Hile is the community development officer of West Valley National Bank, Avondale, Arizona.

About the Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgages to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

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Contact:

Lucia Marques, 415-616-2786
marquesl@fhlbsf.com